Exhibit 99.1

Press Release

For Immediate Release

Contact:	Christopher D. Myers
President and CEO
(909) 980-4030

CVB Financial Corp. Reports Earnings for the Fourth Quarter and the Year Ended 2019

•	Net Earnings of $51.3 million for the fourth quarter of 2019, or $0.37 per share

•	Record Earnings in 2019 of $207.8 million, or $1.48 per share

•	2019 Return on Average Assets of 1.84%

•	2019 Return on Average Tangible Common Equity of 17.56%

•	171st Consecutive quarter of profitability

Ontario, CA, January 22, 2020-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (the “Company”), announced earnings for the quarter and record earnings for the year ended December 31, 2019.

CVB Financial Corp. reported net income of $51.3 million for the quarter ended December 31, 2019, compared with $50.4 million for the third quarter of 2019 and $43.2 million for the fourth quarter of 2018. Diluted earnings per share were $0.37 for the fourth quarter, compared to $0.36 for the prior quarter and $0.31 for the same period last year.

Chris Myers, President and CEO of Citizens Business Bank, commented “2019 was an extraordinary year for our Company, highlighted by achieving record annual earnings of $207.8 million, a 37% increase over the prior year.” Myers continued, “We successfully completed the integration of the largest merger in the Bank’s history and generated industry leading financial metrics, including return on average assets of 1.84%, a return on average tangible capital of almost 18%, and an efficiency ratio of 40%.”

Net income of $51.3 million for the fourth quarter of 2019 produced an annualized return on average equity (“ROAE”) of 10.21% and an annualized return on average tangible common equity (“ROATCE”) of 16.36%. ROAE and ROATCE for the third quarter of 2019 were 10.18% and 16.53%, respectively, and 9.29% and 15.93%, respectively, for the fourth quarter of 2018. Annualized return on average assets (“ROAA”) was 1.79% for the fourth quarter, compared to 1.78% for the third quarter of 2019 and 1.49% for the fourth quarter of 2018. The efficiency ratio for the fourth quarter of 2019 was 41.01%, compared to 39.60% for the third quarter of 2019 and 49.15% for the fourth quarter of 2018.

Net income totaled $207.8 million for the year ended December 31, 2019. This represented a $55.8 million, or 36.73%, increase from the prior year. Diluted earnings per share were $1.48 for the year ended December 31, 2019, compared to $1.24 for the same period of 2018. Net income for the year ended December 31, 2019 produced an annualized ROAE of 10.71%, an ROATCE of 17.56% and an ROAA of 1.84%. This compares to ROAE of 11.00%, ROATCE of 15.18%, and ROAA of 1.60% for the year ended 2018. The efficiency ratio for 2019 was 40.16%, compared to 45.83% for 2018.

Net interest income before provision for loan losses was $107.0 million for the quarter, which was a $1.1 million, or 1.05%, decrease from the third quarter of 2019, and a $6.0 million, or 5.31%, decrease from the fourth quarter of 2018. Total interest income was $112.2 million for the most recent quarter, which was $1.3 million, or 1.18%, lower than the third quarter of 2019 and $5.5 million, or 4.67%, lower than the same period last year. Total interest income and fees on loans for the fourth quarter of 2019 of $97.3 million decreased $1.5 million, or 1.51%, from the third quarter of 2019, and decreased $3.6 million, or 3.57%, from the fourth quarter of 2018. Total investment income of $13.5 million decreased $36,000, or 0.27%, from the third quarter of 2019 and $2.1 million, or 13.37%, from the fourth quarter of 2018. Interest expense decreased $205,000 from the prior quarter and increased $495,000 over the fourth quarter of 2018.

Net interest income before provision for loan losses was $435.8 million for the year ended December 31, 2019, which was $86.7 million, or 24.85%, higher than 2018. The increase was due to a $104.3 million increase in interest income fueled by $1.65 billion in average loan growth primarily due to the acquisition of Community Bank (“CB”) and a 0.29% increase in loan yields.

During the fourth quarter of 2019, no provision for loan losses was recorded, compared to $1.5 million of provision for loan losses for the prior quarter and $3.0 million of provision for loan losses for the fourth quarter last year. The loan loss provision for 2019 totaled $5.0 million, which was $3.5 million higher than 2018.

Noninterest income was $12.6 million for the fourth quarter of 2019, compared with $11.9 million for the third quarter of 2019 and $10.8 million for the fourth quarter of 2018. The fourth quarter of 2019 included a $400,000 loan recovery for a loan that was charged off prior to acquisition and a $231,000 net gain on sale of a building. The $1.9 million increase from the fourth quarter of 2018 included a $671,000 increase in swap fee income, a $525,000 increase in trust and investment services income, and a $332,000 increase in service charges on deposits. Fourth quarter 2019 debit card interchange income declined by $299,000 from the fourth quarter of 2018 due to the limitations set by the Durbin Amendment.

For the year ended December 31, 2019, noninterest income was $59.0 million, compared to $43.5 million for 2018. Noninterest income for 2019 included a $5.7 million net gain from the legal settlement of an eminent domain condemnation of one of our banking center buildings located in Bakersfield and $4.8 million in net gains on the sale of bank owned buildings, compared with a $3.5 million net gain on the sale of one OREO in 2018. Service charges on deposit accounts increased by $2.9 million from 2018, primarily due to the CB acquisition. Noninterest income for 2019 included increases of $1.5 million in swap fee income, $1.0 million in international banking fees, and $1.1 million in SBA servicing income and dividend income from various equity investments.

Noninterest expense for the fourth quarter of 2019 was $49.1 million, compared to $47.5 million for the third quarter of 2019 and $60.8 million for the fourth quarter of 2018. Expenses related to the CB acquisition totaled $442,000 for the fourth quarter of 2019, $244,000 for the prior quarter, and $8.5 million for the fourth quarter of 2018.

The $1.5 million quarter-over-quarter increase in noninterest expense included a $1.1 million increase in salaries and employee benefits. The $11.8 million decrease in noninterest expense compared to the fourth quarter of 2018 reflects both the impact of merger related expense in the fourth quarter of 2018, which was $8.0 million higher than the current quarter, and the year-over-year decrease in occupancy and equipment expense of $2.1 million, primarily due to the consolidation of banking centers. As a percentage of average assets, noninterest expense was 1.71% for the fourth quarter of 2019, compared to 1.68% for the third quarter of 2019 and 2.10% for the fourth quarter of 2018.

Noninterest expense of $198.7 million for the year ended December 31, 2019 was $18.8 million higher than the prior year. Salaries and employee benefit costs increased $18.9 million primarily due to additional compensation related to the newly hired and former CB employees who were retained after the merger. The year-over-year increase also included a $5.5 million increase in CDI amortization as a result of core deposits assumed from CB. These increases were partially offset by a $10.0 million decrease in merger related expenses. As a percentage of average assets, noninterest expense was 1.76% for 2019, compared to 1.89% for 2018.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $107.0 million for the fourth quarter of 2019, compared to $108.2 million for the third quarter of 2019 and $113.0 million for the fourth quarter of 2018. Our net interest margin (tax equivalent) was 4.24% for the fourth quarter of 2019, compared to 4.34% for the third quarter of 2019 and 4.40% for the fourth quarter of 2018. Total average earning asset yields (tax equivalent) were 4.44% for the fourth quarter of 2019, compared to 4.55% for the third quarter of 2019 and 4.58% for the fourth quarter of 2018. The decrease in earning asset yield from the prior quarter was primarily due to an eight basis point decrease in average loan yields. The decrease in earning asset yield compared to the fourth quarter of 2018 was primarily due to a seven basis point decrease in loan yields from 5.22% in the year ago quarter to 5.15% for the fourth quarter of 2019. Discount accretion decreased by $692,000 quarter-over-quarter and decreased by $2.0 million compared to the fourth quarter of 2018. The tax equivalent yield on investments decreased four basis points from the third quarter of 2019 and 12 basis points from the fourth quarter of 2018. Average earning assets increased from the third quarter of 2019 by $141.0 million to $10.09 billion for the fourth quarter of 2019. Average earning assets declined by $159.8 million, or 1.56%, from the fourth quarter of 2018. There was essentially no change in quarter-over-quarter average loans, whereas loans declined by $169.5 million on average compared to the fourth quarter of 2018. Investment securities increased on average by $47.4 million from the third quarter and decreased by $213.0 million compared to the fourth quarter of 2018.

Total cost of funds declined to 0.22% for the fourth quarter of 2019 from 0.23% for the third quarter of 2019. Noninterest bearing deposits grew on average by $70.5 million, or 1.35%, from the third quarter of 2019. Compared to the prior quarter, interest-bearing deposits and customer repurchase agreements grew on average by $38.4 million, while declining by $283.3 million compared to the fourth quarter of 2018. The cost of interest-bearing deposits and customer repurchase agreements declined from 0.22% for the prior quarter to 0.21% for the fourth quarter of 2019. Compared to the fourth quarter of 2018, the overall cost of interest-bearing deposits and customer repurchase agreements grew by 12 basis points but the overall cost of funds increased by only three basis points. This was due to the continued strength and concentration of noninterest-bearing deposits, which represented over 60% of total average deposits for the fourth quarter of 2019.

Net interest income before provision for loan losses totaled $435.8 million for the year ended December 31, 2019, compared to $349.0 million for 2018. Our net interest margin (tax equivalent) was 4.36% for 2019, compared to 4.03% for 2018. Total average earning asset yield (tax equivalent) was 4.58%, compared to 4.17% for 2018. The increase in the net interest margin over 2018 was the result of an increase in our earning asset yield, which included a 29 basis point increase in loan yields. The earning asset yield was further enhanced by the change in mix of earning assets as average loans represented 75.3% of earning assets in 2019 compared to 67.7% for 2018.

Income Taxes

Our effective tax rate for the fourth quarter and year ended December 31, 2019 was 27.4% and 28.6%, respectively, compared with 28% for the same periods of 2018. Our estimated annual effective tax rate can vary depending upon the level of tax-advantaged income as well as available tax credits.

Assets

The Company reported total assets of $11.28 billion at December 31, 2019. This represented a decrease of $50.3 million, or 0.44%, from total assets of $11.33 billion at September 30, 2019. Interest-earning assets of $10.03 billion at December 31, 2019 increased $19.6 million, or 0.20%, when compared with $10.01 billion at September 30, 2019. The increase in interest-earning assets was primarily due to a $140.4 million increase in investment securities and a $70.1 million increase in total loans, partially offset by a $188.1 million decrease in interest-earning balances due from the Federal Reserve.

Total assets of $11.28 billion at December 31, 2019 decreased $246.7 million, or 2.14%, from total assets of $11.53 billion at December 31, 2018. Interest-earning assets totaled $10.03 billion at December 31, 2019, a decrease of $261.3 million, or 2.54%, when compared with earning assets of $10.29 billion at December 31, 2018. The decrease in interest-earning assets was primarily due to a $200.0 million decrease in total loans and a $63.8 million decrease in investment securities. These were partially offset by a $7.3 million increase in interest-earning balances due from the Federal Reserve.

Investment Securities

Total investment securities were $2.41 billion at December 31, 2019, an increase of $140.4 million, or 6.17%, from $2.27 billion at September 30, 2019, and a decrease of $63.8 million, or 2.57%, from $2.48 billion at December 31, 2018.

At December 31, 2019, investment securities held-to-maturity (“HTM”) totaled $674.5 million, a $29.5 million decrease, or 4.19%, from September 30, 2019 and a $70.0 million decrease, or 9.40%, from December 31, 2018.

At December 31, 2019 investment securities available-for-sale (“AFS”) totaled $1.74 billion, inclusive of a pre-tax net unrealized gain of $21.9 million. AFS securities increased by $169.9 million, or 10.82%, from September 30, 2019, and increased by $6.2 million, or 0.36%, from December 31, 2018.

Combined, the AFS and HTM investments in mortgage backed securities (“MBS”) and collateralized mortgage obligations (“CMO”) totaled $2.06 billion at December 31, 2019, compared to $1.91 billion at September 30, 2019 and $2.06 billion at December 31, 2018. Virtually all of our MBS and CMO are issued or guaranteed by government or government sponsored enterprises, which have the implied guarantee of the U.S. Government.

Our combined AFS and HTM municipal securities totaled $235.4 million as of December 31, 2019. These securities are located in 27 states. Our largest concentrations of holdings are located in Minnesota at 25.18%, Massachusetts at 12.30%, Texas at 9.17%, Connecticut at 6.32%, and Wisconsin at 5.73%.

Loans

Total loans and leases, net of deferred fees and discounts, of $7.56 billion at December 31, 2019 increased by $70.1 million, or 0.94%, from September 30, 2019. The quarter-over-quarter increase in loans was due to growth of $72.5 million in dairy & livestock and agribusiness loans and $13.4 million in commercial and industrial loans. The majority of growth in dairy & livestock and agribusiness loans is seasonal. The overall increase in loans and leases was partially offset by a $14.6 million decrease in Small Business Administration (“SBA”) loans.

Total loans and leases, net of deferred fees and discounts, of $7.56 billion at December 31, 2019 decreased by $200.0 million, or 2.58%, from December 31, 2018. The decrease in total loans included declines of $67.6 million in commercial and industrial loans, $46.3 million in SBA loans, $34.0 million in commercial real estate loans, $13.2 million in SFR loans, $10.8 million in dairy & livestock and agribusiness loans, $11.0 million in municipal lease finance receivables, and $12.3 million in consumer and other loans.

Deposits & Customer Repurchase Agreements

Deposits of $8.70 billion and customer repurchase agreements of $428.7 million totaled $9.13 billion at December 31, 2019. This represented a decrease of $68.6 million, or 0.75%, when compared with $9.20 billion at September 30, 2019 and decreased $136.2 million, or 1.47%, when compared with $9.27 billion at December 31, 2018.

Noninterest-bearing deposits were $5.25 billion at December 31, 2019, a decrease of $139.6 million, or 2.59%, when compared to $5.39 billion at September 30, 2019, and an increase of $40.7 million, or 0.78%, when compared to December 31, 2018. At December 31, 2019, noninterest-bearing deposits were 60.26% of total deposits, compared to 58.96% at December 31, 2018.

Our average cost of interest-bearing deposits slightly decreased to 0.52% for the fourth quarter of 2019 from 0.53% for the third quarter of 2019, but increased from 0.40% for the fourth quarter of 2018. However, the average cost of total deposits of 0.21% for the fourth quarter of 2019 remained unchanged from the third quarter of 2019 and increased modestly by five basis points from the fourth quarter of 2018. Noninterest-bearing deposits grew from 58.30% of average total deposits in the fourth quarter of 2018 to 60.15% in the current quarter. Our average cost of total deposits including customer repurchase agreements was 0.21% for the quarter ended December 31, 2019, compared to 0.22% for the prior quarter and 0.17% for the quarter ended December 31, 2018.

FHLB Advance, Other Borrowings and Debentures

At December 31, 2019, we had no short-term borrowings compared to $4.9 million at September 30, 2019, and $280.0 million at December 31, 2018.

At December 31, 2019, we had $25.8 million of junior subordinated debentures, unchanged from December 31, 2018. These debentures bear interest at three-month LIBOR plus 1.38% and mature in 2036.

Asset Quality

The allowance for loan losses totaled $68.7 million at December 31, 2019, compared to $68.7 million at September 30, 2019 and $63.6 million at December 31, 2018. The allowance for loan losses was 0.91%, 0.92%, and 0.82% of total loans and leases outstanding, at December 31, 2019, September 30, 2019, and December 31, 2018, respectively. The allowance for loan losses as a percentage of non-acquired loans was 1.30% at December 31, 2019, compared to 1.37% at September 30, 2019 and 1.32% at December 31, 2018.

Nonperforming loans, defined as nonaccrual loans plus nonperforming TDR loans, were $5.3 million at December 31, 2019, or 0.07% of total loans. Total nonperforming loans at December 31, 2019 included $3.5 million of nonperforming loans acquired from CB in the third quarter of 2018. This compares to nonperforming loans of $6.6 million, or 0.09% of total loans, at September 30, 2019 and $20.0 million, or 0.26% of total loans, at December 31, 2018. The $5.3 million in nonperforming loans at December 31, 2019 are summarized as follows: $2.0 million in SBA loans, $1.3 million in commercial and industrial loans, $878,000 in SFR mortgage loans, $724,000 in commercial real estate loans, and $377,000 in consumer and other loans.

As of December 31, 2019, we had $4.9 million in OREO compared to $9.5 million at September 30, 2019 and $420,000 at December 31, 2018.

At December 31, 2019, we had loans delinquent 30 to 89 days of $1.7 million. This compares to $1.4 million at September 30, 2019 and $5.3 million at December 31, 2018. As a percentage of total loans, delinquencies, excluding nonaccruals, were 0.02% at December 31, 2019, 0.02% at September 30, 2019, and 0.07% at December 31, 2018.

At December 31, 2019, we had $3.1 million in performing TDR loans, compared to $3.2 million in performing TDR loans at September 30, 2019 and $3.6 million in performing TDR loans at December 31, 2018. In terms of the number of loans, we had 12 performing TDR loans at December 31, 2019, compared to 12 performing TDR loans at September 30, 2019 and 13 performing TDR loans at December 31, 2018.

Nonperforming assets, defined as nonaccrual loans plus OREO, totaled $10.2 million at December 31, 2019, $16.1 million at September 30, 2019, and $20.4 million at December 31, 2018. As a percentage of total assets, nonperforming assets were 0.09% at December 31, 2019, 0.14% at September 30, 2019, and 0.18% at December 31, 2018.

Classified loans are loans that are graded “substandard” or worse. At December 31, 2019, classified loans totaled $73.4 million, compared to $60.0 million at September 30, 2019 and $51.1 million at December 31, 2018. Total classified loans at December 31, 2019 included $26.8 million of classified loans acquired from CB in the third quarter of 2018. Classified loans increased $13.4 million quarter-over-quarter including a $7.0 million increase in classified dairy & livestock and agribusiness loans, a $5.5 million increase in classified commercial real estate loans, and an $866,000 increase in classified SBA loans.

CitizensTrust

As of December 31, 2019, CitizensTrust had approximately $2.86 billion in assets under management and administration, including $2.01 billion in assets under management. Revenues were $2.6 million for the fourth quarter of 2019 and $9.5 million for 2019, compared to $2.1 million and $8.8 million, respectively, for the fourth quarter and year ended December 31, 2018. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is one of the 10 largest bank holding companies headquartered in California with over $11 billion in total assets. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services through 58 banking centers and 3 trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, Ventura County, Santa Barbara County, and the Central Valley area of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF”. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PST/10:30 a.m. EST on Thursday, January 23, 2020 to discuss the Company’s fourth quarter and year ended 2019 financial results.

To listen to the conference call, please dial (877) 506-3368. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through February 6, 2020 at 6:00 a.m. PST/9:00 a.m. EST. To access the replay, please dial (877) 344-7529, passcode 10137776.

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately 12 months.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. Words such as “will likely result”, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward-looking statements, which involve risks and uncertainties. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and political events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for commercial or residential real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend; a sharp or prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors, key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; the costs or effects of mergers, acquisitions or dispositions we may make, whether we are able to obtain any required governmental approvals in connection with any such mergers, acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such mergers, acquisitions or dispositions; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, bank capital levels, allowance for loan losses, consumer, commercial or secured lending, securities and securities trading and hedging, bank operations, compliance, fair lending, the Community Reinvestment Act, employment, executive compensation, insurance, cybersecurity, vendor management and information security technology) with which we and our subsidiaries must comply or believe we should comply or which may otherwise impact us; the effects of additional legal and regulatory requirements to which we have or will become subject as a result of our total assets exceeding $10 billion, which first occurred in the third quarter of 2018 due to the closing of our merger transaction with Community Bank; changes in estimates of future reserve requirements and minimum capital requirements, based upon the periodic review thereof under relevant regulatory and accounting standards, including changes in the Basel Committee framework establishing capital standards for bank credit, operations and market risks; the accuracy of the assumptions and estimates and the absence of technical error in implementation or calibration of models used to estimate the fair value of financial instruments or currently expected credit losses or delinquencies; inflation, changes in market interest rates, securities market and monetary fluctuations; changes in government-established interest rates, reference rates (including the anticipated phase-out of LIBOR) or monetary policies; changes in the amount, cost and availability of deposit insurance; disruptions in the infrastructure that supports our business and the communities where we are located, which are concentrated in California, involving or related to physical site access and/or communication facilities; cyber incidents, or theft or loss of Company, customer or employee data or money; political developments, uncertainties or instability, catastrophic events, acts of war or terrorism, or natural disasters, such as earthquakes, drought, the effects of pandemic diseases, climate change, or extreme weather events, that affect electrical, environmental, computer servers, and communications or other services we use, or that affect our assets, customers, employees or third parties with whom we conduct business; our timely development and implementation of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon outside vendors with respect to certain of the Company’s key internal and external systems, applications and controls; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking and financial services (including the adoption of mobile banking, funds transfer applications, electronic marketplaces for loans, blockchain technology and other banking products, systems or services); our ability to retain and increase market share, retain and grow customers and to control expenses; changes in the competitive environment among banks and other financial services and technology providers; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers including retail businesses and technology companies; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions or on the Company’s assets or customers; fluctuations in the price of the Company’s common stock or other securities, and the resulting impact on the Company’s ability to raise capital or to make acquisitions; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by the principal regulatory agencies with jurisdiction over the Company, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to recruit and retain or expand or contract our workforce, management team, key executive positions and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee class action litigation); regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, Federal Reserve Board, FDIC and California DBO; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including our Annual Report on Form 10-K for the year ended December 31, 2018, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

###

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	December 31, 2019	September 30, 2019	December 31, 2018
Assets
Cash and due from banks	$158,310	$222,248	$144,008
Interest-earning balances due from Federal Reserve	27,208	215,300	19,940

Total cash and cash equivalents	185,518	437,548	163,948

Interest-earning balances due from depository institutions	2,931	5,673	7,670
Investment securities available-for-sale	1,740,257	1,570,406	1,734,085
Investment securities held-to-maturity	674,452	703,953	744,440

Total investment securities	2,414,709	2,274,359	2,478,525

Investment in stock of Federal Home Loan Bank (FHLB)	17,688	17,688	17,688
Loans and lease finance receivables	7,564,577	7,494,451	7,764,611
Allowance for loan losses	(68,660)	(68,672)	(63,613)

Net loans and lease finance receivables	7,495,917	7,425,779	7,700,998

Premises and equipment, net	53,978	53,256	58,193
Bank owned life insurance (BOLI)	226,281	224,841	220,758
Intangibles	42,986	45,446	53,784
Goodwill	663,707	663,707	666,539
Other assets	178,735	184,465	161,050

Total assets	$11,282,450	$11,332,762	$11,529,153

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$5,245,517	$5,385,104	$5,204,787
Investment checking	454,565	433,615	460,972
Savings and money market	2,558,538	2,513,888	2,629,787
Time deposits	446,308	461,723	531,944

Total deposits	8,704,928	8,794,330	8,827,490
Customer repurchase agreements	428,659	407,850	442,255
Other borrowings	-	4,914	280,000
Junior subordinated debentures	25,774	25,774	25,774
Other liabilities	128,991	133,001	102,444

Total liabilities	9,288,352	9,365,869	9,677,963

Stockholders’ Equity
Stockholders’ equity	1,981,484	1,954,797	1,869,474
Accumulated other comprehensive income (loss), net of tax	12,614	12,096	(18,284)

Total stockholders’ equity	1,994,098	1,966,893	1,851,190

Total liabilities and stockholders’ equity	$11,282,450	$11,332,762	$11,529,153

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Assets
Cash and due from banks	$177,591	$162,368	$174,135	$140,284
Interest-earning balances due from Federal Reserve	262,707	36,053	114,290	87,603

Total cash and cash equivalents	440,298	198,421	288,425	227,887

Interest-earning balances due from depository institutions	4,126	7,994	5,957	9,663
Investment securities available-for-sale	1,614,511	1,764,929	1,622,841	1,922,392
Investment securities held-to-maturity	690,375	752,995	716,713	778,597

Total investment securities	2,304,886	2,517,924	2,339,554	2,700,989

Investment in stock of FHLB	17,688	17,688	17,688	19,441
Loans and lease finance receivables	7,496,133	7,665,679	7,552,505	5,905,674
Allowance for loan losses	(68,675)	(60,215)	(66,194)	(59,936)

Net loans and lease finance receivables	7,427,458	7,605,464	7,486,311	5,845,738

Premises and equipment, net	53,846	60,147	55,036	51,229
Bank owned life insurance (BOLI)	225,849	219,961	223,722	175,570
Intangibles	44,185	55,659	48,296	26,055
Goodwill	663,707	662,928	665,026	330,613
Other assets	187,521	170,163	172,886	125,484

Total assets	$11,369,564	$11,516,349	$11,302,901	$9,512,669

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$5,298,111	$5,311,865	$5,177,035	$4,449,110
Interest-bearing	3,509,866	3,799,749	3,536,006	3,109,691

Total deposits	8,807,977	9,111,614	8,713,041	7,558,801
Customer repurchase agreements	401,478	394,846	435,317	439,658
FHLB advances	-	-	-	2,446
Other borrowings	4,870	54,485	76,873	31,648
Junior subordinated debentures	25,774	25,774	25,774	25,774
Other liabilities	136,150	85,678	111,935	71,950

Total liabilities	9,376,249	9,672,397	9,362,940	8,130,277

Stockholders’ Equity
Stockholders’ equity	1,981,266	1,876,692	1,940,735	1,402,195
Accumulated other comprehensive income (loss), net of tax	12,049	(32,740)	(774)	(19,803)

Stockholders’ equity	1,993,315	1,843,952	1,939,961	1,382,392

Total liabilities and stockholders’ equity	$11,369,564	$11,516,349	$11,302,901	$9,512,669

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Interest income:
Loans and leases, including fees	$97,302	$100,902	$397,628	$293,284
Investment securities:
Investment securities available-for-sale	9,345	10,902	39,330	45,988
Investment securities held-to-maturity	4,139	4,663	17,388	18,901

Total investment income	13,484	15,565	56,718	64,889
Dividends from FHLB stock	304	1,086	1,235	2,045
Interest-earning deposits with other institutions	1,129	167	2,269	1,642

Total interest income	112,219	117,720	457,850	361,860

Interest expense:
Deposits	4,567	3,784	17,120	9,825
Borrowings and junior subordinated debentures	632	920	4,958	2,990

Total interest expense	5,199	4,704	22,078	12,815

Net interest income before provision for loan losses	107,020	113,016	435,772	349,045
Provision for loan losses	-	3,000	5,000	1,500

Net interest income after provision for loan losses	107,020	110,016	430,772	347,545

Noninterest income:
Service charges on deposit accounts	4,971	4,639	20,010	17,070
Trust and investment services	2,561	2,036	9,525	8,774
Gain on OREO, net	-	6	129	3,546
Gain on sale of building, net	231	-	4,776	-
Gain on eminent domain condemnation, net	-	-	5,685	-
Other	4,877	4,077	18,917	14,091

Total noninterest income	12,640	10,758	59,042	43,481

Noninterest expense:
Salaries and employee benefits	31,189	30,917	119,475	100,601
Occupancy and equipment	4,941	7,007	21,289	20,841
Professional services	2,099	2,103	7,752	6,477
Software licenses and maintenance	2,412	2,819	9,826	8,655
Marketing and promotion	1,741	1,664	5,890	5,302
Amortization of intangible assets	2,460	2,859	10,798	5,254
Acquisition related expenses	442	8,462	6,447	16,404
Other	3,789	5,000	17,263	16,377

Total noninterest expense	49,073	60,831	198,740	179,911

Earnings before income taxes	70,587	59,943	291,074	211,115
Income taxes	19,306	16,784	83,247	59,112

Net earnings	$51,281	$43,159	$207,827	$152,003

Basic earnings per common share	$0.37	$0.31	$1.48	$1.25

Diluted earnings per common share	$0.37	$0.31	$1.48	$1.24

Cash dividends declared per common share	$0.18	$0.14	$0.72	$0.56

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Interest income - tax equivalent (TE)	$112,606	$118,197	$459,518	$363,864
Interest expense	5,199	4,704	22,078	12,815

Net interest income - (TE)	$107,407	$113,493	$437,440	$351,049

Return on average assets, annualized	1.79%	1.49%	1.84%	1.60%
Return on average equity, annualized	10.21%	9.29%	10.71%	11.00%
Efficiency ratio [1]	41.01%	49.15%	40.16%	45.83%
Noninterest expense to average assets, annualized	1.71%	2.10%	1.76%	1.89%
Yield on average loans	5.15%	5.22%	5.26%	4.97%
Yield on average earning assets (TE)	4.44%	4.58%	4.58%	4.17%
Cost of deposits	0.21%	0.16%	0.20%	0.13%
Cost of deposits and customer repurchase agreements	0.21%	0.17%	0.21%	0.14%
Cost of funds	0.22%	0.19%	0.24%	0.16%
Net interest margin (TE)	4.24%	4.40%	4.36%	4.03%
[1] Noninterest expense divided by net interest income before provision for loan losses plus noninterest income.

Weighted average shares outstanding
Basic	139,839,331	139,880,568	139,757,355	121,670,113
Diluted	140,024,746	140,119,609	139,934,211	121,957,364
Dividends declared	$25,248	$19,697	$100,940	$70,203
Dividend payout ratio [2]	49.23%	45.64%	48.57%	46.19%
[2] Dividends declared on common stock divided by net earnings.
Number of shares outstanding - (end of period)	140,102,480	140,000,017
Book value per share	$14.23	$13.22
Tangible book value per share	$9.19	$8.08
	December 31,
	2019	2018
Nonperforming assets:
Nonaccrual loans	$5,033	$16,442
Loans past due 90 days or more and still accruing interest	-	-
Troubled debt restructured loans (nonperforming)	244	3,509
Other real estate owned (OREO), net	4,889	420

Total nonperforming assets	$10,166	$20,371

Troubled debt restructured performing loans	$3,112	$3,594

Percentage of nonperforming assets to total loans outstanding and OREO	0.13%	0.26%
Percentage of nonperforming assets to total assets	0.09%	0.18%
Allowance for loan losses to nonperforming assets	675.39%	312.27%
	Twelve Months Ended December 31,
	2019	2018
Allowance for loan losses:
Beginning balance	$63,613	$59,585
Total charge-offs	(454)	(291)
Total recoveries on loans previously charged-off	501	2,819

Net recoveries	47	2,528
Provision for loan losses	5,000	1,500

Allowance for loan losses at end of period	$68,660	$63,613

Net recoveries to average loans	0.001%	0.043%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2019		2018		2017
Quarter End	High	Low	High	Low	High	Low
March 31,	$23.18	$19.94	$25.14	$21.64	$24.63	$20.58
June 30,	$22.22	$20.40	$24.11	$21.92	$22.85	$19.90
September 30,	$22.23	$20.00	$24.97	$22.19	$24.29	$19.58
December 31,	$22.18	$19.83	$23.51	$19.21	$25.49	$22.25

Quarterly Consolidated Statements of Earnings

	Q4 2019	Q3 2019	Q2 2019	Q1 2019	Q4 2018
Interest income
Loans and leases, including fees	$97,302	$98,796	$101,843	$99,687	$100,902
Investment securities and other	14,917	14,767	14,942	15,596	16,818

Total interest income	112,219	113,563	116,785	115,283	117,720

Interest expense
Deposits	4,567	4,589	4,093	3,871	3,784
Other borrowings	632	815	1,635	1,876	920

Total interest expense	5,199	5,404	5,728	5,747	4,704

Net interest income before provision for loan losses	107,020	108,159	111,057	109,536	113,016
Provision for loan losses	-	1,500	2,000	1,500	3,000

Net interest income after provision for loan losses	107,020	106,659	109,057	108,036	110,016

Noninterest income	12,640	11,894	18,205	16,303	10,758
Noninterest expense	49,073	47,535	50,528	51,604	60,831

Earnings before income taxes	70,587	71,018	76,734	72,735	59,943
Income taxes	19,306	20,595	22,253	21,093	16,784

Net earnings	$51,281	$50,423	$54,481	$51,642	$43,159

Effective tax rate	27.35%	29.00%	29.00%	29.00%	28.00%

Basic earnings per common share	$0.37	$0.36	$0.39	$0.37	$0.31
Diluted earnings per common share	$0.37	$0.36	$0.39	$0.37	$0.31

Cash dividends declared per common share	$0.18	$0.18	$0.18	$0.18	$0.14

Cash dividends declared	$25,248	$25,276	$25,248	$25,168	$19,697

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018

Commercial and industrial	$935,127	$921,678	$917,953	$957,742	$1,002,728
SBA	305,008	319,571	327,606	339,192	351,301
Real estate:
Commercial real estate	5,374,617	5,375,668	5,417,351	5,402,049	5,408,636
Construction	116,925	119,931	116,457	121,912	122,782
SFR mortgage	283,468	278,644	278,285	285,928	296,649
Dairy & livestock and agribusiness	383,709	311,229	301,752	322,321	394,543
Municipal lease finance receivables	53,146	54,468	59,985	61,249	64,186
Consumer and other loans	116,319	117,128	120,779	120,949	128,614

Gross loans	7,568,319	7,498,317	7,540,168	7,611,342	7,769,439
Less:
Deferred loan fees, net	(3,742)	(3,866)	(4,478)	(4,479)	(4,828)

Gross loans, net of deferred loan fees and discounts	7,564,577	7,494,451	7,535,690	7,606,863	7,764,611
Allowance for loan losses	(68,660)	(68,672)	(67,132)	(65,201)	(63,613)

Net loans	$7,495,917	$7,425,779	$7,468,558	$7,541,662	$7,700,998

Deposit Composition by Type and Customer Repurchase Agreements

	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018

Noninterest-bearing	$5,245,517	$5,385,104	$5,250,235	$5,098,822	$5,204,787
Investment checking	454,565	433,615	436,090	426,983	460,972
Savings and money market	2,558,538	2,513,888	2,496,904	2,612,996	2,629,787
Time deposits	446,308	461,723	479,594	515,319	531,944

Total deposits	8,704,928	8,794,330	8,662,823	8,654,120	8,827,490

Customer repurchase agreements	428,659	407,850	421,271	462,774	442,255

Total deposits and customer repurchase agreements	$9,133,587	$9,202,180	$9,084,094	$9,116,894	$9,269,745

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Nonperforming loans:
Commercial and industrial	$1,266	$1,550	$1,993	$8,388	$7,490
SBA	2,032	2,706	5,082	4,098	2,892
Real estate:
Commercial real estate	724	1,083	1,095	1,134	6,068
Construction	-	-	-	-	-
SFR mortgage	878	888	2,720	2,894	2,937
Dairy & livestock and agribusiness	-	-	-	-	78
Consumer and other loans	377	385	397	477	486

Total	$5,277	$6,612	$11,287	$16,991	$19,951

% of Total gross loans	0.07%	0.09%	0.15%	0.22%	0.26%

Past due 30-89 days:
Commercial and industrial	$2	$756	$310	$369	$909
SBA	1,402	303	-	601	1,307
Real estate:
Commercial real estate	-	368	-	124	2,789
Construction	-	-	-	-	-
SFR mortgage	249	-	-	-	285
Dairy & livestock and agribusiness	-	-	-	-	-
Consumer and other loans	-	-	22	101	-

Total	$1,653	$1,427	$332	$1,195	$5,290

% of Total gross loans	0.02%	0.02%	0.004%	0.02%	0.07%

OREO:
SBA	$797	$444	$-	$-	$-
Real estate:
Commercial real estate	2,275	2,275	2,275	2,275	-
SFR mortgage	1,817	6,731	-	-	420

Total	$4,889	$9,450	$2,275	$2,275	$420

Total nonperforming, past due, and OREO	$11,819	$17,489	$13,894	$20,461	$25,661

% of Total gross loans	0.16%	0.23%	0.18%	0.27%	0.33%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of December 31, 2019 and 2018.

	December 31,
	2019	2018
	(Dollars in thousands, except per share amounts)
Stockholders’ equity	$1,994,098	$1,851,190
Less: Goodwill	(663,707)	(666,539)
Less: Intangible assets	(42,986)	(53,784)

Tangible book value	$1,287,405	$1,130,867
Common shares issued and outstanding	140,102,480	140,000,017

Tangible book value per share	$9.19	$8.08

Return on Average Tangible Common Equity Reconciliations (Non-GAAP)

The return on average tangible common equity is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of net income, adjusted for tax-effected amortization of intangibles, to net income computed in accordance with GAAP; a reconciliation of average tangible common equity to the Company’s average stockholders’ equity computed in accordance with GAAP; as well as a calculation of return on average tangible common equity.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(Dollars in thousands)

Net Income	$51,281	$43,159	$207,827	$152,003
Add: Amortization of intangible assets	2,460	2,859	10,798	5,254
Less: Tax effect of amortization of intangible assets [1]	(727)	(845)	(3,192)	(1,553)

Tangible net income	$53,014	$45,173	$215,433	$155,704

Average stockholders’ equity	$1,993,315	$1,843,952	$1,939,961	$1,382,392
Less: Average goodwill	(663,707)	(662,928)	(665,026)	(330,613)
Less: Average intangible assets	(44,185)	(55,659)	(48,296)	(26,055)

Average tangible common equity	$1,285,423	$1,125,365	$1,226,639	$1,025,724

Return on average equity, annualized	10.21%	9.29%	10.71%	11.00%
Return on average tangible common equity, annualized	16.36%	15.93%	17.56%	15.18%

 [1] Tax effected at respective statutory rates.